UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 25, 2006

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Federal Home Loan Bank of New York (the "Bank") obtains most of its funds from the sale of debt securities, known as consolidated obligations, in the capital markets. Consolidated obligations, which consist of bonds and discount notes, are by regulation the joint and several obligations of the twelve Federal Home Loan Banks. The Federal Home Loan Banks are regulated by the Federal Housing Finance Board (the "Finance Board") and the Finance Board regulations authorize the Finance Board to require any Federal Home Loan Bank to repay all or a portion of the principal of or interest on consolidated obligations for which another Federal Home Loan Bank is the primary obligor. Consolidated obligations are sold to the public through the Office of Finance using authorized securities dealers. Consolidated obligations are backed only by the financial resources of the twelve Federal Home Loan Banks and are not guaranteed by the United States government.

Schedule A sets forth all consolidated obligation bonds and discount notes committed to be issued by the Federal Home Loan Banks, for which the Bank is the primary obligor, on the trade dates indicated, other than discount notes with a maturity of one year or less that are issued in the ordinary course of business. Schedule A also includes any consolidated obligations with a remaining maturity in excess of one year, if any, for which we have assumed the primary repayment obligation from another Federal Home Loan Bank.

We may elect to change our method of reporting information on the issuance or assumption of consolidated obligations at any time. In reviewing the information in this Current Report on Form 8-K, please note:

• although consolidated obligations issuance is material to the Bank, we have not made a judgment as to the materiality of any particular consolidated obligation or obligations;
• Schedule A does not address any interest-rate exchange agreements (or other derivative instruments) which we may enter into as a result of our asset and liability management strategies and that may be associated, directly or indirectly, with one or more of the reported consolidated obligations;
• Schedule A will not enable a reader to track changes in the total consolidated obligations outstanding for which we are the primary obligor because Schedule A generally excludes consolidated obligation discount notes with a maturity of one year or less and does not reflect whether the proceeds from the issuance of the reported consolidated obligations will be used to, among other things, satisfy called or maturing consolidated obligations. We will report the total consolidated obligations outstanding for which we are the primary obligor in our periodic reports filed with the Securities and Exchange Commission; and
• the principal amounts reported on Schedule A represent the principal amount of the reported consolidated obligations at par, which may not correspond to the amounts reported in our financial statements prepared in accordance with generally accepted accounting principles contained in our periodic reports filed with the Securities and Exchange Commission, because the par amount does not account for, among other things, any discounts, premiums or concessions.

Item 8.01 Other Events.

Each month, the Chief Executive Officer of the Bank issues a ‘Report from the President’ (the "Report") to each shareholder. Such Reports may contain information that may be important to security holders. A copy of the Report to shareholders for the month of January 2006 issued on January 31, 2006 appears below.

January 31, 2006

TO: All Stockholders
(Individually Addressed)

SUBJECT: Report for the Month

At the Bank
The Home Loan Bank starts 2006 as an SEC registrant, with a risk-based Capital Plan, and a strong management team focused on providing ready access to reasonably-priced advances and a fair return on our members' capital. Regarding the last point, I am delighted to report that our Board of Directors approved a dividend rate for the fourth quarter 2005 of 5.11% (annualized). The dollar amount of the dividend for the fourth quarter was approximately $46 million and distributed to our member financial institutions on January 31, 2006. The slight reduction in the dividend rate from the third quarter (5.25%) reflects, among other things, the lower level of investments, as discussed further below.

The average dividend rate for the four dividends paid out of 2005 net income was 5.02%. The total cash dividend paid in these four quarters was approximately $184 million, compared with approximately $85 million for 2004. Net income increased in 2005 and was approximately
$230 million as compared to $161 million for 2004. The 43% improvement in earnings over the prior year was a result of better spreads on advances and investments along with increased earnings on our capital due to higher interest rates. The Bank continues to refine its policies and procedures related to forward-looking statements in financial disclosures, especially with regard to future dividend payments. I hope to be able to provide more guidance about the outlook for earnings and dividends in future reports.

The level of interest rates directly affects the FHLBanks through earnings on invested capital. As a cooperative, the FHLBanks operate at relatively low net spreads between the yields earned on their assets and the cost of liabilities compared to other financial institutions. Therefore, a relatively higher proportion of FHLBank income is generated from the investment of member-supplied capital at the average asset yield. This means that changes in asset yields tend to have a greater effect on FHLBank profitability than on the profitability of financial institutions in general. Enclosed are the unaudited Statements of Condition and Operations for 2004 and 2005.

Report from the President
January 31, 2006

The audit of our 2005 financials is underway, and the attached statements are subject to change until the audit is completed. A form 10-K, including the audited financials, will be sent to you after it is filed with the SEC.

Retained earnings at year-end 2005 were $291 million as compared to $223 million at the end of 2004. Retained earnings after the January dividend payment will be approximately $245 million.

The Bank intends to establish a post-dividend target minimum level for its retained earnings of approximately $250 million, and we expect to achieve that level by mid-year 2006.

At the close of business on December 31, 2005, total assets for the Bank were just over
$85 billion as compared to $88.4 billion at the end of 2004. Outstanding advances, i.e., secured loans to members, were $61.9 billion, representing 73% of assets. MPF member mortgage assets were $1.5 billion and represented 1.7% of assets.

Because of the current flatness of the yield curve and a dearth of AAA investments that meet the Home Loan Bank's strict investment parameters, the Bank allowed its MBS to total capital ratio during December 2005 to decline to 2.2 to 1, compared to 2.35 to 1 during the third quarter of 2005. (By FHFB regulation, the Bank is capped at a 3 to 1 ratio, and historically the Bank maintained an approximate 2.8 to 1 ratio.) The Bank anticipates that it will continue to manage the MBS portfolio at a lower ratio until market conditions produce a more appealing risk/reward profile for these investments. As of December 31, 2005, the Bank held $9.6 billion in securities compared to $12.6 billion at the end of 2004.

Under the Home Loan Bank's risk-based Capital Plan, which became effective on December 1, 2005, the Bank held $3.59 billion in capital stock and total capital of $3.89 billion, which exceeded the regulatory risk-based capital requirement of $626.5 million and the leveraged capital requirement of $3.34 billion.

The Board of Directors ratified the funding of 63 affordable housing projects in the two 2005 Affordable Housing Program (AHP) funding rounds. A total of $17.4 million was awarded to these projects, and as a result, 2,195 new affordable housing units will be created in New Jersey, New York, and Puerto Rico. These 63 successful public/private AHP partnerships will generate $337 million in total expenditures, producing jobs as well as housing.

Carl A. Florio Sworn In as New Director

At the January Board meeting, Carl A. Florio was sworn in as a newly elected member of the Board. Carl Florio is the Eastern Regional President of First Niagara Financial Group, Inc., since the completion of the merger between Hudson River Bank & Trust Company and First Niagara in January 2005. Previously, he served as the President and CEO of Hudson River
Bank & Trust Co. from 1996 through the merger, and from 1993 to 1996, Mr. Florio served as Hudson’s Chief Financial Officer. His earlier work experience included several years as a

Report from the President
January 31, 2006

partner in the accounting firm of Pattison, Koskey, Rath & Florio, where he audited commercial banks and savings institutions throughout the Hudson Valley. Mr. Florio has been active in many professional and community service organizations. We welcome Carl to the Board.

We also thank our two outgoing Directors -- G. Thomas Bowers, Director, First Niagara Bank, and Harold E. Doley, III, Principal, The Lugano Group, Inc. -- for their many contributions. Each added their considerable expertise and commitment to the management, growth, and direction of our Bank.

A Point of Interest

In 2005, there was a fair amount of trade press regarding the accounting treatment of mortgage pool, purchase, and sale transactions between financial institutions in Puerto Rico. From time to time, we have been asked if the Home Loan Bank has any exposure because of accounting uncertainties related to the purchase mortgage pools in Puerto Rico. The answer is no. Although these are transactions that the Bank is monitoring closely, the Bank's secured position is unaffected. The advances of our Puerto Rico members are not secured by any of the purchased mortgage loans in question. We have worked and continue to work closely with our members in Puerto Rico as they make progress in resolving the issues surrounding these transactions.

In closing, I would like to thank each customer and stockholder for helping to make 2005 a good year, and we look forward to serving you in 2006.

Sincerely,

Alfred A. DelliBovi
President

Enclosures

Item 9.01 Financial Statements and Exhibits.

Exhibit 1: Schedule A
Exhibit 2: Statement of Condition (Unaudited)
Exhibit 3: Statement of Operation (Unaudited)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

January 31, 2006	By:	/s/ Patrick A. Morgan

Name: Patrick A. Morgan
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

1	Schedule A
2	Statement of Condition (Unaudited)
3	Statement of Operation (Unaudited)